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                                                                  Exhibit 10.16

                             EMPLOYMENT AGREEMENT


     This Employment Agreement (the "AGREEMENT"), dated as of January 5, 1998 (the "EFFECTIVE DATE"), is made between Home Products International, Inc., a Delaware corporation ("HPII"), and Stephen R. Brian ("EMPLOYEE").

                                   RECITALS

     A. HPII, through its subsidiaries, designs, manufactures, imports, markets and distributes bathware and houseware related products, and recently acquired all of the equity of Seymour Sales Corporation ("SEYMOUR"). Seymour is in the business of manufacturing and supplying laundry-management products, specializing in ironing tables and ironing pads (HPII's business, including that of Seymour and HPII's other subsidiaries (whether now owned or acquired during the Term (as defined below), is collectively referred to as the "BUSINESS").

     B. Employee has been employed by Seymour as its president and chief executive officer.

     C. HPII desires for Employee to continue his employment with HPII as its president and chief operating officer, and Employee is willing to continue such employment.

     D. Employee has had and will continue to have access to HPII's confidential and proprietary information. To protect HPII from unfair competition by Employee associated with his relationship with HPII, HPII's customers and his access to HPII's confidential and proprietary information, HPII is willing to offer Employee continued employment only if Employee agrees and adheres to certain restrictive covenants and other terms that are set forth
in this Agreement.   To induce HPII to offer continued employment to Employee,
and to protect HPII as described herein, Employee agrees to adhere to such restrictive covenants and the other terms of his employment with HPII, as set forth below.

                                   CLAUSES

     In consideration of the foregoing, as well as the mutual covenants and promises set forth herein, the parties agree as follows:

                                  ARTICLE 1
                               EMPLOYMENT TERMS

     1.1 EMPLOYMENT. Subject to the terms and conditions contained in this Agreement, HPII employs Employee its the president and chief operating officer on a full-time basis to devote all his professional time and attention to the Business, including, until otherwise directed by the CEO (as defined below), management of Seymour's business, and Employee accepts such employment with HPII.

     1.2 TERM. Unless earlier terminated in accordance with this Agreement, Employee's employment with HPII under this Agreement will begin on the Effective Date and will continue for a period of three (3) years (the "INITIAL TERM"). Employee's term of employment with HPII shall thereafter be subject to one automatic one-year extension commencing January 5, 2001 ("RENEWAL TERM") pursuant to the terms of this Agreement, unless one party notifies the other in writing of its intention not to renew at least sixty (60) days prior to the date the Renewal Term is scheduled to begin. The Employee's actual term of employment with HPII under this Agreement, inclusive of the Initial Term and the Renewal Term, or any shorter period, will be collectively referred to as the "TERM".

     1.3 TITLE AND RESPONSIBILITIES. Employee shall perform his duties as President and Chief Operating Officer of HPII, which duties will include the normal and customary duties of such office and



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such other senior executive duties for HPII as HPII's chief executive officer
("CEO") may from time to time assign to Employee, including, until otherwise directed by the CEO, management of Seymour's business. Employee shall report to and at all times discharge his duties in consultation with and subject to the general direction and control of the CEO, and provide the CEO with periodic reports upon request.

     1.4 FULL TIME AND ATTENTION. Employee shall devote his exclusive and full time attention and skills to the performance of his duties as President and Chief Operating Officer of HPII, but nothing in this Agreement shall preclude Employee from engaging in charitable and community affairs and (subject to the approval of HPII's Board of Directors) serving on the board of directors of a corporation that does not compete with the Business; provided, however, that such activities do not interfere with the performance of his duties or responsibilities under this Agreement.

     1.5 OFFICE LOCATION. Employee agrees to perform his obligations under this Agreement from the HPII's corporate office which is or will be located in the Chicago metropolitan area, unless Employee otherwise consents.

     1.6 COMPENSATION.

        (A) BASE SALARY. During the Initial Term, Employee shall receive an annual base salary of Two Hundred Fifty Thousand Dollars ($250,000) (the "BASE SALARY"), payable in accordance with HPII's payroll practices for executive employees (reduced solely by all applicable payroll and withholding taxes, and other legal garnishments). The CEO shall undertake performance reviews of Employee every two (2) years beginning in January, 1998 in accordance with HPII's guidelines for executive employees, and the CEO may, in his discretion, adjust the Base Salary to reflect Employee's performance and/or the financial position of HPII; provided, however, that the Base Salary shall not be less than Two Hundred Fifty Thousand Dollars ($250,000).

        (B) BONUS. In addition to the Base Salary, Employee shall be eligible to participate in HPII's senior management bonus program, as such bonus program may be amended from time to time by HPII's Board of Directors. A copy of the terms of HPII's senior management bonus program in effect on the Effective Date has been provided to Employee.

     1.7 VACATION. Employee shall be entitled to vacation in accordance with HPII's vacation policy for senior executives, but in no event shall Employee be entitled to less than three (3) weeks of vacation per year.

     1.8 BENEFIT PLANS. Employee shall be entitled to participate in the benefit plans HPII now or hereafter makes available to its senior executives and/or other salaried employees, including without limitation, profit sharing, retirement plans, group life insurance, hospitalization, surgical and major medical, vacation, holidays and other fringe benefits in accordance with the terms of such benefits or plans and subject to eligibility and vesting requirements, in effect from time to time, provided however, that nothing herein shall require HPII to create or continue any such plan or benefit. It is intended that all such benefits and plans be substantially similar to benefits and plans made available to HPII's senior executives and/or other salaried employees.

     1.9 EXPENSES. HPII shall reimburse Employee for all reasonable and necessary expenses incurred by him in executing his duties for HPII, provided, however, that such reimbursement shall be conditioned upon Employee's compliance with all policies adopted by HPII regarding expense reimbursement, including without limitation, policies regarding the documentation and timely submission of such expenses. HPII shall reimburse Employee for weekly round trip coach airfare between



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Charlotte, North Carolina and Chicago, Illinois, in accordance with the terms of this paragraph. HPII shall provide relocation assistance to Employee, consistent with HPII's policy for executive employees, to move Employee's secondary residence from Sellersburg, Indiana to the Chicago metropolitan area.

     1.10 CAR ALLOWANCE. During the Term, HPII shall pay Employee a car allowance of Eight Hundred Dollars ($800) per month.

     1.11 STOCK OPTIONS. HPII has granted Employee One Hundred Thousand (100,000) options to purchase the common stock of HPII at a price per option equal to the fair market value of a share of HPII's common stock on the closing date of HPII's acquisition of Seymour. The grant of options and vesting thereof is pursuant to HPII's stock option plan. A copy of HPII's stock option plan in effect on the Effective Date has been provided to Employee. Employee shall be eligible for additional options each year during the Term as approved by HPII's Board of Directors.

     1.12 TERMINATION.

        (A) DEATH. In the event of the death of the Employee during the Term of this Agreement, this Agreement shall thereupon immediately and automatically terminate in its entirety, provided, however, that all amounts which accrued to Employee prior to the date of his death in accordance with the terms of this Agreement shall be paid to his estate in accordance with HPII's standard payroll practice.

        (B) DISABILITY. In the event that the Employee becomes "DISABLED" (defined below) for a period of 90 consecutive days, or for 120 days (irrespective or whether such days are consecutive) during any six-month period, HPII may, at its option and in its sole discretion, terminate the Employee's employment by giving written notice to Employee, to be effective as of the date set forth in such notice, which shall in no event be less than thirty (30) days after the giving of such notice.

        For purposes of this Agreement, Employee shall be deemed to have become "DISABLED" if, because of physical or mental disability or drug or alcohol dependency or abuse or other incapacitation, he shall have been unable to perform his duties hereunder. So long as this Agreement is in effect, and during such period in which he is Disabled, Employee shall be entitled to all compensation, benefits, rights and entitlements under this Agreement; provided, however, that Employees compensation under Section 1.6 hereof shall be reduced by the amount of any disability benefits which Employee receives from HPII-sponsored disability plans, if any.

        (C) TERMINATION BY HPII FOR CAUSE. HPII shall have the right to terminate this Agreement and Employee's employment hereunder immediately "FOR CAUSE." The term "FOR CAUSE" as used herein shall mean: (i) fraud, embezzlement, theft of money, intangible assets or material property of HPII, conviction of a felony or any crime involving moral turpitude, (ii) gross dereliction or gross neglect of duties hereunder that is not corrected within thirty (30) days following written notice thereof to Employee by HPII (such notice to state with reasonable specificity the nature of such gross dereliction or gross neglect); (iii) a material breach of any of the provisions of Articles 3 or 4 of this Agreement; (iv) willful refusal to perform the duties hereunder; or (v) willful misconduct materially and demonstrably injurious to HPII.

        (D) VOLUNTARY TERMINATION BY EMPLOYEE. Employee may terminate this Agreement prior to the end of the Term upon ninety (90) days prior written notice to HPII, in which event HPII shall be obligated only to pay Employee all amounts which accrued to Employee up to the date of termination



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in accordance with the terms of this Agreement; provided, however, that this section does not apply to a Change of Control Termination caused by Employee (as set forth and defined in Section 2.2 hereof).

        (E) TERMINATION IN THE EVENT OF BANKRUPTCY.    In the event that HPII
files a petition for liquidation under Chapter 7 of the U.S. Bankruptcy Code, or has a petition for liquidation under such Chapter filed involuntarily against it, the Employee shall be released from all obligations under this Agreement. In addition, if HPII is in Chapter 11 Reorganization, Employee shall be released from all obligations under this Agreement if his compensation and benefits under the plan of reorganization is not substantially equivalent to his compensation and benefits under this Agreement.

        (F) SEVERANCE PAYMENT IN THE EVENT OF TERMINATION OF EMPLOYEE WITHOUT CAUSE. In the event HPII terminates this Agreement and Employee's employment hereunder other than For Cause, and except as provided in Section 2.2 hereof with respect to a Change of Control Termination, HPII shall pay Employee a one
(1) time severance payment equal to one hundred percent (100%) of Employee's yearly Base Salary then in effect, payable in twelve (12) equal monthly installments following the date of termination. In addition, Employee shall have the right to exercise those stock options granted to him (as described in Section 1.11) which have vested in accordance with HPII' stock option plan up to and including the date of termination. Employee also shall be entitled to all compensation that would have been payable to him under this Agreement through the Initial Term (and the Renewal Term if in effect) payable in twelve
(12) equal monthly installments following the date of termination.



                                  ARTICLE 2
                              CHANGE OF CONTROL.

     2.1 DEFINITIONS. For purposes of this Agreement, a "CHANGE OF CONTROL" shall have occurred if any person or group (as defined in Section 13(d) of the Exchange Act of 1934) becomes the beneficial owner of shares of stock in HPII representing fifty percent (50%) or more of the total number of voting shares that may be cast for the election of directors of HPII.

     2.2 TERMINATION FOLLOWING CHANGE OF CONTROL. In the event Employee's active full-time employment with HPII terminates within one hundred eighty
(180) days after a Change of Control (a "Change of Control Termination"), the following provisions shall apply and Employee shall be entitled to compensation set forth in this paragraph: (a) if Employee voluntarily causes the Change of Control Termination, Employee shall be entitled to receive an amount equal to one hundred percent (100%) of Employee's yearly Base Salary then in effect, and all stock options granted by HPII to Employee shall become immediately vested and exercisable in accordance with their terms; or (b) if HPII causes the Change of Control Termination, Employee shall be entitled to receive an amount equal to (i) one hundred percent (100%) of Employee's yearly Base Salary then in effect, plus (ii) all compensation that would have been payable to him under this Agreement through the Initial Term (and the Renewal Term, if in effect), and, all stock options granted by HPII to Employee shall become immediately vested and exercisable in accordance with their terms. In the case of (a) or
(b) above, all amounts payable to Employee shall be payable in twelve (12) equal monthly installments following the date of the Change of Control Termination.

     2.3 NO DUPLICATION.   Notwithstanding anything to the contrary, if the
Employee first becomes entitled to payment pursuant to Section 2.2 above, such payment shall be in lieu of all other payments he to which he would have been entitled pursuant to this Agreement, if any.




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                                  ARTICLE 3
                            RESTRICTIVE COVENANTS

     3.1 ACKNOWLEDGMENTS. Employee acknowledges that: (i) HPII would not be willing to employ him unless Employee agreed to the covenants set forth in this Agreement; (ii) Employee will develop considerable expertise from association with the Business; (iii) Employee will have access to HPII's customer lists, suppliers, internal business organization, financial data, software programs, marketing plans, specialized requirements of HPII's customers and other highly confidential and proprietary matters and due to the nature of its business;
(iv) HPII has expended considerable funds to establish and maintain its business relationship with its customers and has developed a "near permanent relationship" (as that phrase is utilized in Illinois law) with HPII's customers (collectively the "PROTECTED CUSTOMERS"); (v) the type, identity, internal information, quantity, orders, needs and other specific requirements of the Protected Customers as well as the promotional/marketing programs HPII devises for and fees HPII charges to the Protected Customers and HPII 's financial data, employee salaries, supplier lists, whether contained in hard copy or on disk, and overall concepts for the Business and its expansion, the terms of this Agreement and all documents, Protected Customer lists, leads for Protected Customers, records (however kept, whether in hard copy, magnetically, on compact or floppy disks, electronically or otherwise) and information concerning the same, all constitute confidential and proprietary information of HPII provided that they are not generally known in the industry and constitute trade secrets of HPII, within the meaning of the Illinois Trade Secrets Act (collectively the "TRADE SECRETS"); (vi) HPII has a proprietary interest in its Trade Secrets the useful life of which based upon general industry standards is unlimited; (vii) HPII has invested and will continue to invest considerable sums of money to obtain and maintain its Trade Secrets; (viii) HPII derives substantial economic benefit due to the confidentiality of its Trade Secrets;
(ix) HPII 's competitors would obtain unfair economic advantages if the Trade Secrets were divulged; (x) HPII has instituted procedures to maintain the confidentiality of its Trade Secrets; (xi) HPII retains its Trade Secrets in a segregated retention area solely limited in access to those of its employees who have a specific need to know; and (xii) HPII 's Trade Secrets identified in this Agreement constitute the most significant factors in HPII 's ability to conduct the Business profitably. At the time the "Protected Customers" are being determined for purposes of this Agreement, the term "Protected Customers" will include all customers of HPII which made a purchase from HPII within the prior twenty-four (24) month period.

     3.2 RESTRICTIONS ON DISCLOSURE, SOLICITATION AND COMPETITION. In recognition of the importance and sensitivity of the Trade Secrets and to protect HPII from unfair competition, Employee agrees that during the term of Employee's employment with HPII, and for a period of two (2) years following the termination of such employment for any reason, or for no reason, Employee shall not, directly or indirectly, on behalf of Employee or any corporation, limited liability company, partnership, joint venture, individual or other entity: (i) solicit, service or otherwise transact business with any Protected Customer of HPII if such solicitation, service or business involves products which HPII or any affiliate sold to such Protected Customer, or was actively planning to sell to such Protected Customer, during the period of Employee's employment hereunder, or (ii) solicit, hire, retain or otherwise engage or go into business with any individual who was an employee of HPII during the period which commenced twelve (12) months prior to the date upon which such business relationship commences. In addition, for the term of Employee's employment with HPII and for two (2) years following termination for any reason; or for no reason, Employee will not, directly or indirectly, alone or in association with others, either as a principal, agent, owner, shareholder, officer, director, partner, employee, lender, investor, consultant, manager or in any other capacity engage in, have a financial interest in or be in any




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way connected or affiliated with, or render advice or services to any business which engages in the manufacture, assembly, sale or distribution of any products which were manufactured, assembled, sold or distributed by HPII or its affiliates, or which HPII or its affiliates were actively planning to manufacture, assemble, sell or distribute, during the period of Employee's employment hereunder; provided, however, that Employee may own less than five percent (5%) of the outstanding securities of public companies which are engaged in the same business as HPII or its affiliates. Further, for the term of Employee's employment with HPII and for an unlimited period of time following the termination of such employment for any reason or for no reason whatsoever, with or without cause, Employee shall: (i) hold the Trade Secrets in a fiduciary capacity for the sole benefit of HPII; and (ii) not directly or indirectly sell, alienate, transfer, use, assign or divulge any Trade Secrets or information relating to any Trade Secrets.

     3.3 ADEQUATE CONSIDERATION. Employee expressly acknowledges that: (i) Employee will be able to earn a livelihood in occupations that are both unrelated and related to the Business, without violating the covenants set forth in this Agreement; (ii) Employee's ability so to earn a livelihood was a condition precedent to HPII entering into this Agreement; and (iii) the restrictive covenants contained in this Agreement are fair and reasonable and are necessary for the protection of the legitimate business interests of HPII and Employee has agreed to satisfy such restrictive covenants as a specific condition precedent to HPII being willing to employ Employee.

     3.4 REASONABLE LIMIT. The parties have attempted to limit Employee's rights to compete only to the extent necessary to protect HPII from unfair competition. If, however, the geographic scope, time duration or enforceability of the restrictive covenant contained in this Agreement is disputed at any time, a court or other trier of fact shall modify and enforce the covenant to the maximum extent reasonable under the circumstances then existing.


                                  ARTICLE 4
                           PROPERTY AND INVENTIONS

     4.1 ASSIGNMENT.   Employee agrees that all discoveries, inventions, ideas,
concepts, research and other information, processes, products, methods and improvements (collectively "INVENTIONS") which are conceived, developed or otherwise made by him alone or jointly with others during the Initial Term or any Renewal Term and that relate to the Business, shall be the sole property of HPII. Employee therefore grants, conveys, transfers, alienates and assigns exclusively to HPII, for and throughout the world, in and for all languages (including but not limited to computer languages and human languages, whether now existing or subsequently developed) all rights, titles and interests (legal, equitable, use or otherwise) which Employee has, may have in the future or may have the right to claim now or in the future, in all Inventions, copyrights, patents, trademarks, trade names and servicemarks (whether or not registered, including all associated applications therefor and the right to file and register the same in HPII's or any other name), modifications, improvements, derivative works and/or other work which Employee conceives solely or jointly with others (collectively the "ASSIGNED INTELLECTUAL PROPERTY") which: (i) are related to any Trade Secrets or other proprietary materials of HPII; (ii) relate to work Employee performs for HPII (whether or not done during normal working hours); or (iii) Employee develops based on materials, equipment, facilities or information of HPII. The foregoing assignment by Employee is under any and all foreign or domestic, federal, state or local copyright, trade secret, trademark, intellectual property, patent or other laws, and is intended to be all inclusive and without reservation, and specifically includes the right to sue for and collect and retain all damages associated with past, present or future infringements of any or all of the Assigned Intellectual Property.




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     4.2 NO RETAINED RIGHTS.  Employee's assignment of the Assigned
Intellectual Property to HPII under this Agreement constitutes a complete, absolute and exclusive transfer of all rights (legal, equitable, use and otherwise) in the Assigned Intellectual Property, whether such rights are currently existing or arise in the future. The Employee does not reserve or retain any right, title or interest in any Assigned Intellectual Property or any Trade Secrets or related information which concerns any Assigned Intellectual Property. Employee acknowledges and agrees that the Assigned Intellectual Property constitutes the sole, exclusive and confidential property of HPII. Employee shall disclose to HPII, in full, accurate detail and in writing, all Inventions, derivative works, improvements and/or developments (whether or not patentable, copyrightable or otherwise protectable under law) which Employee makes or assists in making either during the course of his employment with HPII or that in any way concern, relate to or are based upon the Trade Secrets, Assigned Intellectual Property or any other proprietary information of HPII, and acknowledges that the same constitutes HPII's sole property.

     4.3 DUTY TO ASSIST. If at any time (during or after the Term) HPII deems it necessary or appropriate, the Employee shall execute and deliver any and all instruments and documents and shall provide such assistance (including testifying in court or other judicial or administrative proceeding) which HPII believes are reasonably necessary either to evidence or register the assignment of rights made by the Employee in this Agreement, or to apply for, obtain, register or enforce any copyright, patent or trademark or otherwise protect or enforce HPII's interests therein; provided, however, that Employee shall not be required to warrant any intellectual property or the nature of HPII's interest therein and, should his assistance be required subsequent to the Term, Employee shall be reimbursed for reasonable expenses associated with such assistance.
In addition, if such assistance is required after the Term and would require Employee to spend at least one full business day providing such assistance to HPII, Employee shall be paid for his services at a daily rate equal to the Base Salary as in effect on the date of termination of his employment divided by
270. HPII shall reimburse Employee as set forth herein within thirty (30) days of presentment by Employee to HPII of his documented expenses and time, so long as Employee has complied with the requirements of Section 1.9 of this Agreement.

     4.4 WORKS MADE FOR HIRE. HPII and Employee acknowledge that in the course of Employee's employment with HPII, Employee may from time to time create for HPII copyrightable works. Such works may consist of manuals, pamphlets, instructional materials, computer programs, films, tapes, marketing plans, facility layouts, promotional schemes, customer lists, customer prospect lists, or other copyrightable material or portions thereof, and may be created within or without HPII's facilities and before, during or after normal business hours. Both Employee and HPII specifically intend that all such works which in any way are related to or useful in the Business of HPII constitute "works made for hire" by Employee for HPII as that phrase is understood under the Federal Copyright Act, as amended from time to time. Employee therefore shall cooperate fully with HPII in the protection of HPII 's copyrights in such materials and, to the extent HPII deems the same desirable, shall assist HPII in registering such copyrights and executing any documents associated therewith as HPII may designate and prepare. Moreover, Employee through this instrument, assigns to HPII, any and all such materials Employee may develop during the term of Employee's employment with HPII.

     4.5 RIGHTS TO MATERIALS AND RETURN OF DATA. All records, files, memoranda, reports, price lists, customer lists, drawings, plans, sketches, documents and the Trade Secrets (together with all copies or abstracts thereof, however stored whether in electronic media, magnetic media, compact disk, floppy disk, hard copy or otherwise) relating to the Business which Employee uses or prepares or comes in contact with in the course of or as a result of Employee's employment, shall remain the sole property of HPII. Upon the termination of Employee's employment with HPII for any reason or for no reason, or upon HPII 's demand, Employee immediately shall return to HPII all notes, data, reference materials, memoranda, documents, instruments, records, all other information and all abstracts thereof which in any way incorporate or reflect the Trade Secrets or other proprietary information of HPII, shall not thereafter cause the removal of any such items from the premises of HPII and shall retain no copies or abstracts of the same in any form or media.


                                  ARTICLE 5
                                   REMEDIES

     5.1 DAMAGES AND INJUNCTIVE RELIEF. Employee acknowledges that upon breaching or threatening to breach the restrictive covenants contained in this Agreement, Employee will cause damage of an irreparable and continuing nature to HPII, for which money damages alone will not provide adequate relief. Therefore, Employee agrees that in addition to money damages, which only compensate HPII for harm it has suffered or lost profits it reasonably expects to suffer, HPII also is entitled to have all Employee's obligations, undertakings or agreements under this Agreement specifically performed, and to have an immediate injunction (including but not limited to a temporary restraining order) issued for the remainder of the period specified in the restrictive covenant which Employee breached or threatened to breach. HPII shall have the right to obtain such injunctive relief without having to post any bond or prove any damages. The non-prevailing party in any enforcement action taken against Employee hereunder for breach of the restrictive covenants contained in this Agreement agrees to indemnify and reimburse the prevailing party for any and all costs, expenses (including but not limited to reasonable attorney's fees, whether or not a lawsuit is filed), losses and damages paid or incurred thereunder.

     5.2 CUMULATIVE REMEDIES. The remedies contained in this Agreement are in addition to any of HPII's other remedies whether specified in this Agreement, available at law, in equity or otherwise.

     5.3 SURVIVAL OF COVENANTS. Employee's duties and obligations under this Agreement shall survive the termination of this Agreement or any of its provisions.


                                  ARTICLE 6
                              GENERAL PROVISIONS

     6.1 APPLICABLE LAW. The laws of the State of Illinois (other than those pertaining to conflicts of law) shall govern the interpretation of this Agreement, irrespective of the fact that one or more of the parties now is or may become a resident of a different state. The parties shall submit all disputes which arise under this Agreement to state or federal courts located in the City of Chicago, Illinois for resolution. The parties acknowledge that the aforesaid courts shall have exclusive jurisdiction over this Agreement, and specifically waive any claims they may have which involve jurisdiction or venue, including but not limited to forum non conveniens. If service of process is made as aforesaid, the party served agrees that such service shall constitute valid service, and specifically waives any objections the party served may have for invalid service. The aforesaid method of service of process shall be in addition to and not to the exclusion of any other method of service of process legally available.

     6.2 SEVERABILITY. If a court of competent jurisdiction holds that any one or more of this Agreement's provisions are invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any of this Agreement's other provisions, and this Agreement shall be construed as if it had never contained such invalid, illegal or unenforceable provision.

     6.3 NOTICES. The parties shall provide any notices which this Agreement requires in writing as follows: (i) by actual delivery of the notice into the hands of the party entitled to receive it, in which case the notice shall be deemed given on the date of delivery; (ii) by mailing the notice by registered or certified mail, return receipt requested, in which case the notice shall be deemed given four (4) days after it is deposited in the mail; (iii) by Federal Express or any other overnight carrier, in which case the notice shall be deemed given the day following the date it is deposited with such carrier; or
(iv) by facsimile, telecopy or any other same day electronic or telephonic delivery system, in which case the notice shall be deemed given on the day it is transmitted. The parties shall address all notices as follows:


     To Employee:                         To HPII:

     Stephen R. Brian                     Home Products International, Inc.
     7216 Seton House Lane                Attn:  Chief Executive Officer
     Charlotte, NC  28277                 4501 West 47th Street
                                          Chicago, IL   60632


     6.4 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of Employee and HPII, as well as their respective heirs, personal representatives, successors and assigns, provided that Employee's services under this Agreement are personal, and therefore Employee may not assign any of his rights or duties under this Agreement.

     6.5 COMPLETE UNDERSTANDING. This Agreement constitutes the complete understanding between the parties and supersedes any prior understanding between the parties whether written or oral. No alteration or modification of any of this Agreement's provisions shall be valid unless made in writing and signed by both the parties.

     6.6 WAIVER OF DEFAULT. The waiver by either party of any breach of this Agreement by the other will not operate or be construed as a waiver of any other breach by the other which is not specifically waived in writing.

     6.7 DIRECTORS AND OFFICERS INSURANCE. HPII shall indemnify Employee to the full extent permitted by applicable law for liabilities arising in Employee's good faith performance of his duties hereunder. Employee shall be covered by the Directors and Officers insurance obtained by HPII under substantially the same terms and with substantially the same coverage as currently provided by HPII to its senior executives.

     6.8 MODIFICATION. With respect to the terms of Employee's employment, this Agreement constitutes the full and complete understanding and agreement of the parties, supersedes any prior understanding and agreement, and cannot be changed or terminated except in writing signed by the parties to be bound thereby.

     6.9 ASSIGNMENT. The rights and obligations of HPII under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of HPII. The rights and obligation of Employee hereunder may not be assigned or delegated.

     6.10 VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     10.9 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

The parties have executed this Agreement as of the Effective Date.



                                       HOME PRODUCTS INTERNATIONAL,
                                       EMPLOYEE INC., a Delaware corporation


                                       By:
                                          -------------------------------------

                                       ----------------------------------------


                                       Its: -----------------------------------
                                       STEPHEN R. BRIAN, individually